Life on Earth, Inc. Signs Definitive Agreement to Acquire Assets of KloudGaze, Inc.

NEW YORK, New York- January 7, 2021- Life on Earth, Inc. (OTC: LFER, the “Company”), announced today that it has signed a definitive agreement to purchase, in an all-stock transaction at above current market valuations, all the assets including all intellectual property and existing software infrastructure of KloudGaze, Inc., a US based enterprise cloud software company. KloudGaze was founded by Aditya Sharma, a globally recognized technology leader and patent holder, who agreed to the sale of all assets in KloudGaze while he deals with personal legal challenges not related to the KloudGaze assets or technology. The terms of the transaction would allow the existing stakeholders of Life On Earth, Inc. to retain a majority stake in the Company, with its new software technology assets, according to filings and statements from the Company.

The Company is in the final stages of the commercial launch of its first version of its technology and expects to be revenue generating by the end of the first quarter of calendar 2021. According to the co-founders of KloudGaze, Aditya Sharma and Ajay Singh, KloudGaze is a proprietary software technology offering an innovative and the industry’s only “Code Level Dependency Mapping Capabilities” that helps companies reduce application development costs by up to 50%. It also ensures compliance at the application code levels to key compliance regulations that large companies are challenged with like the European Union’s GDPR, California’s CCPA, Canada’s PIPEDA and more. KloudGaze seeks to revolutionize the way large companies manage their applications, execute changes, and ensure compliance. KloudGaze suite of products are applicable to companies across a diversity of industries, with strong Fintech capabilities, that companies in the financial sector will also find extremely helpful from a compliance standpoint. KloudGaze’s proprietary suite of technology products are one of the first in the industry, in terms of the technology that addresses the global Application Development, Automated Cloud Migration, Digital Transformation and Regulatory Compliance markets which is estimated at over $500 Billion according to one of the top industry analysts like Gartner – see link for source: (www.gartner.com/en/documents/3947234/gartner-market-databook-2q19-update).

Statement from LFER current CEO: “We were presented this opportunity from our largest stakeholders due to their experience working with the previous co-founders and having vetted the product development(s) of the technology as well as knowing very well the amount invested in developing it over the years. Taking a look at the potential pipeline of products and the potential caliber of customers and partnerships associated with the commercial launch of the KloudGaze portfolio of products led us to the conclusion that this technology, fully commercialized, with the right leadership and under the terms of the purchase, would be the best return for our existing shareholders and stakeholders. We are in the final stages of bringing onboard a new leadership team along with a new Chief Executive as well as new board members with the credibility to drive the success of this new technology as well as bringing in new partners that will transform Life On Earth with its KloudGaze technology into potentially a software leader in the Cloud Enterprise space with regards to mapping and addressing compliance and regulations.”

Statement from KloudGaze Co-founder Ajay Singh: “After many years being involved in the software product development of our technology, Aditya and I decided that in the best interest of launching and commercializing the KloudGaze software products- was for us to sell the technology assets in KloudGaze to Life On Earth with the new management team that they’re putting together in this space. This will help the new team launch our products successfully without the distractions that can come about from outside forces that were out of our control. I look forward to working with the LFER team including the new CEO to make the line of KloudGaze software products a tremendous success in 2021.”

Terms of the transaction as well as a more detailed description of the new company and its executive team will be disclosed upon closing of the transaction and filed in a subsequent 8K filing.

About Life On Earth, Inc.

Life on Earth, Inc. has recently announced its change in business strategy from one of a Consumer Packaged Goods (CPG) company into cloud-based software development company and cloud-computing technology company.

For more information, please visit our corporate website - www.lifeonearthinc.com

Investors and corporate inquiries, please contact: info@lifeonearthinc.com |

(646) 844- 9897

About KloudGaze, Inc.

KloudGaze, Inc. is a Minnesota based enterprise software provider enabling rapid innovation and keeping the operations safe, compliant, and manageable. It was founded by Aditya Sharma and Ajay Singh who conceived the flagship product to help organizations innovate and modernize legacy systems while minimizing cost and risk of business disruptions and ensure regulatory compliance.

For more information, please visit www.kloudgaze.com

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Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements, including those relating to the Company’s financing being adequate for the Company to develop and market its software products, and to launch its growth and expansion plans, among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.